UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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CAPITAL TRUST, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is a series of questions and answers that we believe will assist shareholders in evaluating the proposed transaction with Blackstone, which transaction was previously announced in the press release attached as Exhibit 99.1 to the Form 8-K of Capital Trust, Inc. (“CT”) filed with the Securities and Exchange Commission (“SEC”) on September 27, 2012.

1. What are the key terms of the transaction?

An affiliate of Blackstone (“BX”) is acquiring CT’s real estate debt management platform (“CTIMCO”) and associated limited partner co-investments for $20mm. CT will use the proceeds from this sale and cash on hand to pay a $2.00 per share special cash dividend to its shareholders. BX is also purchasing $10mm of stock in CT, which represents a post-closing equity stake of approximately 18%.

2. Will BX receive the special dividend?

No. BX’s investment will close after the record date for the dividend.

3. Why is BX engaging in this transaction?

Blackstone has a talented real estate debt investing team (BREDS), led by Michael Nash, and BREDS has and is expected to continue to experience significant growth. The acquisition of CTIMCO enhances the scale and capabilities of the BREDS business. In particular, BX will add a talented management team, high grade real estate debt investment expertise and special servicing capabilities.

4. What will happen to senior management of CT after completion of the deal?

Stephen Plavin (CEO), Geoffrey Jervis (CFO) and Thomas Ruffing (CCO) will continue in their current executive management roles.

5. What are the benefits of this transaction for CT shareholders?

The $2.00 per share dividend, plus the $2.00 per share post-dividend issue price to BX implies a $4.00 per share valuation. This is a meaningful premium to the 60-day trailing average share price of $3.05 as of September 26, 2012. In addition, BX’s acquisition of CTIMCO should ensure continued focus by CT’s current management on existing CT investments. Finally, BX’s 18% post-closing interest in CT creates a significant alignment of interest between BX and CT’s shareholders.

6. What are the necessary approvals and conditions for closing?

Customary closing conditions, including the approval of a majority of the outstanding shares of CT common stock. W.R. Berkley and affiliated entities hold an aggregate of approximately 17.1% of the outstanding shares of CT common stock and have entered into a voting agreement to support the transaction. Members of CT’s board of directors and executive management and associated shareholders who hold an aggregate of approximately 9.0% of the outstanding shares of CT common stock have indicated their support for this transaction in their capacity as shareholders.

7. What are Blackstone’s future plans as manager of CT?

BX’s initial focus will be on managing CT’s existing assets to maximize value for CT’s shareholders and fund Limited Partners.

8. Will Sam Zell remain as chairman of CT?

It is anticipated that Sam Zell will resign as a director as of the closing. Blackstone has the right to appoint two directors to the board, including the chairperson.

9. What will CT own post-closing?

CT will continue to own its interests in CT Legacy REIT, the incentive management fee interests in CT Opportunity Partners I, as well as its retained subordinate interests in three Capital Trust sponsored CDOs.

Additional Information

In connection with the proposed transaction, Capital Trust, Inc. will file a proxy statement and other documents with the SEC. Capital Trust shareholders are advised to read the proxy statement when it becomes available because it will contain important information regarding Capital Trust and the transaction. Investors may obtain a free copy of the proxy statement (when it becomes available) and other relevant documents filed by Capital Trust with the SEC at the SEC’s website at http://www.sec.gov.

Capital Trust and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from Capital Trust’s shareholders in connection with the transaction. Information concerning the names, affiliations and interests of Capital Trust’s directors and executive officers is set forth in Capital Trust’s Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2012, and will be described in the proxy statement relating to the transaction contemplated in the definitive agreement (when it becomes available).

Forward-Looking Statements

This Q&A contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to future financial results and business prospects. The forward-looking statements contained in this Q&A are subject to certain risks and uncertainties including, but not limited to, the potential failure to obtain required shareholder approval, the failure of closing conditions to be satisfied and the possibility that the definitive agreement will not be consummated, the possibility that the anticipated benefits from the transaction contemplated by the definitive agreement will not be realized, or will not be realized within the expected time period, the possibility that Capital Trust will be unable to resume its business as anticipated, the risk that Capital Trust’s management team will not be integrated successfully into the Blackstone business, the potential for disruption in CTIMCO’s relationship with private equity investors resulting from the consummation of the transaction, the performance of Capital Trust’s investments, the timing of collections, its capability to repay indebtedness as it comes due, competition for servicing and investment management assignments, its ability to originate investments, the availability of capital and Capital Trust’s tax status, as well as other risks indicated from time to time in Capital Trust’s Form 10-K and Form 10-Q filings with the SEC. Capital Trust and Blackstone assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.